Exhibit 10.1

February 17, 2012

Mr. Ralph DeRosa

Care of: John Protopappas (J Street Companies)

NTS/Virginia Development Company

11901 Longstreet Drive

Spotsylvania, VA 22551

CC: Mr. Neil Mitchell

NTS Development Company

10172 Linn Station Road, Suite 200

Louisville, Kentucky 40223

RE: 69 single family detached lots (see below for Lot and Section Numbers) in the Fawn Lake subdivision located south of Orange Plank Road (Route 621) in Spotsylvania County, Virginia

Dear Mr. DeRosa,

Please accept this correspondence as an expression of interest by NVR, Inc., d/b/a Ryan Homes (“Purchaser”) to enter into a definitive purchase agreement (“Purchase Agreement”) to purchase sixty-nine (69) single family detached lots as follows (each a “Lot” or the “Lots”):

Section 14A and 17A — Lots 1101, 1107 and 1135 (3 developed Lots);

Section 21A and 21B — Lots 1212 — 1214, 1229 — 1239 and 1251 (15 developed Lots);

Section 27 — Lots 810 — 821 and 825 (13 developed Lots); and

Section 17B — 38 Lots to be developed

from NTS/Virginia Development Company and/or its affiliate “NTS” (“Seller”) in the above referenced property under the following terms and conditions:

1.              Total Price — Five Million Five Hundred Twenty Thousand Dollars ($5,520,000) for sixty-nine (69) single family lots as more particularly listed above. The purchase price for each Lot shall be Eighty Thousand Dollars ($80,000) per Lot. Each Lot’s building envelope in Sections 14A, 17A, 21A, 21B and 27 are as expressed in the recorded plats. The Lots sizes in Section 17B will be approximately 26,000 square feet and developed as a “shoulder and ditch section.”

2.             Escalator Condition —The purchase price for each Lot shall increase at an annual rate of three (3%) percent beginning one (1) year after the First Takedown (as such term is defined below) of Lots after the Initial Closing. The thirty-one (31) Lots in Sections 14A, 17A, 21A, 21B and 27 are finished Lots (except for completion of top coat paving in Sections 21A and 21B) and are being purchased by Purchaser (except for the installation of top coat paving in Sections 21A and B) with the same representation and warranties as described in Paragraph 6 herein. The thirty-eight (38) Lots in Section 17B are to be developed by Seller in accordance with the provisions contained in Paragraphs 6 and 7 hereof.

3.             Takedown — Purchaser shall settle on one (1) Model Lot within thirty (30) days after the Effective Date of the Purchase Agreement provided Purchaser can immediately obtain a building permit (the “Initial Closing”). Otherwise, the Initial Closing shall be extended until Purchaser can immediately obtain a building permit but not more than sixty (60) days after the Effective Date of the Purchase Agreement. The location of the Model Lot is to be approved by the Seller prior to the execution of the Purchase Agreement. Within one hundred twenty (120) days of the Initial Purchase but not later than September 2012 (the “First Takedown”), Purchaser shall begin takedown and close on a minimum of three (3) Lots between September 1, 2012 and November 30, 2012. Starting in the first quarter of 2013 (January 1, 2013 — March 31, 2013) and continuing for each calendar quarter thereafter, Purchaser shall takedown and close on a minimum of four (4) Lots per calendar quarter. Each Lot settlement for the Section 17B Lots shall be subject to conditions precedent as described in Paragraphs 6 and 7. Starting in January 2013, Purchaser may, in its sole and absolute discretion, without the payment of any penalty or fee, upon thirty (30) day’s prior notice to Seller, elect to defer and delay its obligation to purchase a Lot such that Purchaser is not obligated to purchase such Lot during the applicable quarter (the “Purchaser’s Forbearance Election,” and each such Lot purchase so deferred and delayed, a “Forbearance Lot”). Purchaser may exercise the Purchaser’s Forbearance Election to defer the takedown of a Forbearance Lot up to a total maximum of eight (8) Lots during the term of this Purchase Agreement, provided Purchaser must takedown at least twelve (12) Lots in each twelve (12) month period during the term of this Purchase Agreement starting with the twelve (12) month period that commences on the date of the First Takedown, and for each twelve (12) month period thereafter. Purchaser’s exercise of the Purchaser’s Forbearance Election shall not constitute a default by Purchaser under the Purchase Agreement.

4.              Deposit — For the purposes of consideration Purchaser will post a Fifty Thousand Dollar ($50,000) cash deposit within five (5) days of the Effective Date of the Purchase Agreement with Shulman, Rogers, Gandal, Pordy & Ecker, P.A (“Escrow Agent”) (the “First Deposit”). The First Deposit shall be non-refundable to Purchaser unless Purchaser terminates the Purchase Agreement prior to the expiration of the Inspection Period in accordance with the terms of the Purchase Agreement, or Seller’s default as set forth in the Purchase Agreement. Purchaser shall have the option to purchase the thirty-eight (38) Lots in Section 17B which option is exercisable by Purchaser by the payment in cash to Escrow Agent of a second deposit in the amount of One Hundred Fifty Thousand Dollars ($150,000) at or prior to the closing of the 22nd Lot purchased by the Purchaser (the “Second Deposit”). In the event Purchaser makes the Second Deposit, Purchaser shall be obligated to purchase the thirty-eight (38) Lots in Section 17B and the Second Deposit shall be non-refundable except as provided in the Purchase Agreement. In the event Purchaser determines not to make the Second Deposit, there is no penalty to the Purchaser, but Purchaser shall have no right to purchase the thirty-eight (38) Lots in Section 17B and Seller shall have the right to sell those Lots to another entity. The First Deposit shall be credited to each Lot settlement on a pro rata basis for the first thirty-one (31) Lots. If Purchaser posts the Second Deposit to Escrow Agent, it will be credited on a pro rata basis for each of the remaining thirty- eight (38) Lots in Section 17B.

5.             Feasibility Period — Purchaser shall have a thirty (30) day feasibility period, commencing upon the receipt of inspection documents (as defined below), to undertake, at Purchaser’s sole expense, such engineering, marketing and other studies as Purchaser deems appropriate. In the event Purchaser provides notice that it is proceeding with the Purchase Agreement in writing delivered to Seller on or before 5:00 p.m. on the date of expiration of the feasibility period, the First Deposit shall be non-refundable to Purchaser and Purchaser shall proceed to close on the Sections 14A, 17A, 21A, 21B and 27 Lots as provided herein or be in default under the Purchase Agreement.

6.              Conditions Precedent — The following conditions must be satisfied for Section 17B Lots only prior to Lot settlement for each Lot or Lots being closed at such Lot settlement (the “Conditions Precedent”): 1) Title to the Lot or Lots shall be good and marketable without defects or restrictions which would prevent Purchaser’s intended use for the Lot; 2) Seller’s representations and warranties shall be true and correct at the Lot Settlement date; 3) There shall be no moratorium declared or proposed which would affect the development and use of the Lot or Purchaser’s ability to obtain permits necessary to construct or occupy the homes; 4) Public water and public sewer will be installed where possible within 1-2 feet of the Lot boundary line, approved and accepted by the local jurisdiction and provider, and shall be available upon proper application by Purchaser (electric, cable and telephone will be installed per such utility company’s standards); 5) The Final Site Plan and Record Plat shall be approved by the appropriate jurisdiction. Seller will be responsible for engineering all Lots, including the payment of fees and bonding costs necessary to allow Purchaser to obtain approval and permits from Spotsylvania County, Virginia for house construction; 6) Seller’s completion of Lot finishing standards (to be included in the Purchase Agreement) and sufficient for Purchaser to obtain building permits for Lots to be purchased at Lot settlement and upon completion of the house, use and occupancy permit; and 7) Satisfaction of any proffers, impact fees, off-site obligations (or other restrictions or obligations), by Seller, which would prevent Purchaser from obtaining use and occupancy permits, for completed single-family homes.

7.              Costs of Developing Lots — Seller shall be responsible for the following costs in connection with the Section 17B Lots: preparation of sketch plans, preliminary and final subdivision plans/plats; jurisdiction fees associated with obtaining approvals, and a wetland permit, if required; completion of public water and sewer main lines and laterals to within 1-2 feet of the Lot boundary (electric, telephone and cable to be installed per such utility company’s standards); installation and completion of all roads, utilities, storm water drainage systems, off- site improvements and utilities, street trees, street signs, street lights and common area amenities, entrance features, proffers, any easements and all improvements shown on the approved site plan.

8.              Architectural Requirements — Purchaser acknowledges that there are architectural requirements for the Fawn Lake community. Purchaser shall enter into a Signature Builder Agreement with Seller prior to the expiration of the Feasibility Period and comply with the terms and conditions as mutually agreed to and contained therein with respect to the Lots. The Purchaser shall agree in the Purchase Agreement to maintain the existing architectural and design requirements for the homes to be constructed on the Lots.

9.              Water Tower Fee — Seller shall pay out of its proceeds at each Lot settlement a One Thousand Dollar ($1,000) per Lot water tower fee.

10.            Proffers — Seller warrants that there are no cash proffers associated with this transaction that shall be the responsibility of the Purchaser. Purchaser shall be responsible for tap fees, municipal (submission) fees, inspection fees and permit fees as required by the jurisdiction.

11.            Damage Deposit — Purchaser shall pay a Five Hundred Dollar ($500) per Lot damage deposit to Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (Escrow Agent) at each Lot settlement. However, the Purchaser agrees to repair damage caused by Purchaser as the subdivision is developed.

12.            Broker - Purchaser and Seller have not engaged any broker in this transaction except for John Protopappas of J. Street Companies (“Broker”), who is representing the buyer in this transaction as a buyer agent. The Broker shall be paid by the Seller a Two Thousand Dollar ($2,000) per Lot commission at each Lot closing. Each party shall indemnify the other from any other such claims.

13.            Fees and Costs — The Seller will be responsible for the preparation of the deed of conveyance, grantor’s tax, recapture or rezoning tax, agricultural transfer taxes (roll back taxes), its own attorney’s fees relating to Lot settlement and its own fees for release and payoffs of any monetary encumbrances affecting the Lots. Purchaser will be responsible for any grantee’s tax or other applicable transfer tax other than the grantor’s tax, its own attorney’s fee, charges for preparation of all other settlement documents, title examination, title insurance premiums, surveys and any other settlement costs that are not specifically allocated herein between the Parties.

14.            Seller’s Information — Within five (5) business days after the Effective Date of the Purchase Agreement, Seller shall deliver or make available to Seller, and Phase I Environmental Reports, tax bills for calendar year 2011, soils reports and any surveys, plats, wetlands reports, maintenance, service or utility agreements relating to the Lots which Seller has in its possession or control. All such information shall be held in confidence by Purchaser and shall be returned to Seller in the event Purchaser terminates the Purchase Agreement.

15.            Reps and Warranties — Representations and warranties between the parties shall be mutually agreed upon like other terms and conditions in the Purchase Agreement.

16.            Assignability — Seller may freely assign its rights and obligations under this letter of intent and/or the Purchase Agreement. Purchaser shall not assign this letter of intent or the Purchase Agreement without Seller’s prior written consent.

17.            Sales Center Use — Seller shall, or shall cause its affiliate, Fawn Lake Sales Center, LLC, to grant to Purchaser a non-exclusive license or right to use, during the regular office hours of Fawn Lake Realty Real Estate Company, one standard-sized salesperson’s office on the first floor of the sales center building, plus use of such common areas as may be necessary such as restrooms, kitchen, etc., as an office for the sole purpose of marketing Purchaser’s homes in Fawn Lake to third-party purchasers. The sales center shall not be used by Purchaser for any construction meetings, activities or materials selections. The term of the license or use shall be one (1) year from the date of Initial Closing, and may be renewed for successive one year periods of time during the term of the Purchase Agreement unless terminated by thirty (30) days written notice to Seller prior to the expiration of each successive one (1) year period. A joint marketing agreement for the Lots shall be negotiated in good faith between the parties during the Feasibility Period and any agreement reasonably acceptable to the parties shall be executed upon the expiration of the Feasibility Period if Purchaser has not terminated the Purchase Agreement.

18.            Nature of Understanding — This letter shall only constitute a letter of intent and no binding or legal obligations (except those contained in Paragraphs 16 and 19) between Purchaser and Seller shall arise with respect to the Lots until and unless Purchaser and Seller execute a mutually satisfactory Purchase Agreement, which shall supersede all prior discussions, understandings and agreements between the parties. Purchaser and Seller agree to negotiate the terms and conditions of the Purchase Agreement in good faith with the intention of entering into a Purchase Agreement within thirty (30) days after the date of this letter.

19.              Confidentiality — Prior to the Initial Closing and except to the extent required to be disclosed by Purchaser to its employees, directors, officers, agents, representatives, attorneys, lenders, accountants and/or advisors (“Purchaser’s Representatives”) to effectuate the transaction, and/or to the extent required by law or order of a court of competent jurisdiction, Purchaser shall not disclose or use, and Purchaser shall cause the Purchaser’s Representatives not to disclose or use, any Confidential Information (as such term is defined below) with respect to the Lots furnished or to be furnished by Seller or its representatives to Purchaser or Purchaser’s Representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the transactions proposed in this letter of intent. For purposes of this paragraph, “Confidential Information” means the fact of the proposed sale and any information about the Lots identified in writing, except for information which Purchaser can reasonably demonstrate is generally available to or known by the public other than as a result of improper disclosure by Purchaser. The provisions of this Paragraph 19 shall be binding on the Purchaser.

20.              Corporate Approval — This transaction is subject to NVR, Inc.’s corporate approval and the approval of the Board of Directors of the Seller and NTS.

If you have any questions or concerns, please give me a call me in our Land Department at (703) 259-6852 or on my cell phone at (703) 929-4910. We thank you for your consideration and look forward to your response.

The above terms and conditions herein are accepted by the signatures of the parties below.

For Purchaser:

Date:	2/17/12	/s/ Martin Turk
Martin Turk
Market Land Manager
NVR, Inc.

For Seller:

Date:	2/22/2012	NTS-Virginia Development Company
		By:	/s/ Neil A. Mitchell
Neil A. MitChell, Senior Vice President

and solely with regard to the section 27 lots:
Cedar Creek Virginia, LLC
		By:	NTS Cedar Creek Virginia, LLC
		By:	/s/ Gregory A. Wells
Gregory A. Wells, Executive Vice President